Bloggerwave Opens Headquarters in the U.S.

Press Release Source: Bloggerwave Inc. On Tuesday February 2, 2010, 8:30 am EST

MOUNTAINVIEW, CA--(Marketwire - 02/02/10) - Bloggerwave Inc. ("Bloggerwave") (OTC.BB:BLGW - News), the global leader in commercial blogging, today announced it has opened a headquarters in Mountainview, California, in order to best execute its U.S. expansion plans.

Already at the forefront of the corporate blogging trend in Europe, Bloggerwave intends to fully capture the market for clients in the U.S. where it currently ranks third among its American competitors.

"In three short years we became the No. 1 company of our kind in Europe," says Co-Founder and Bloggerwave Director Ulrik Svane Thomsen. "We will use our same formula for success in the U.S."

Bloggerwave will use its impressive track record of generating results in its European campaigns for companies like Coca Cola and Sony Ericsson as a jumping off point for winning campaigns aimed at the U.S. market. "We want to rank No. 1 in the U.S.," says Thomsen.

About Bloggerwave

Bloggerwave helps its corporate clients harness the power of the Internet by leveraging the power and credibility of blogs to promote products and services. It connects clients directly with thousands of pre-approved bloggers around the globe, giving the bloggers the opportunity to write about and review specific products or services and promote the company's website. Once a company is blogged about, it increases its Internet buzz, credibility, site hits, ranking on search engines -- and ultimately, its bottom line. Bloggerwave has shot to the top in just three years of operation, achieving status as the No. 1 company of its kind worldwide and third in the U.S. market. Bloggerwave is now focusing on becoming the best among its U.S. competitors.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements; projected events in this press release may not occur due to unforeseen circumstances, various factors, and other risks identified in a company's annual report on Form 10-K and other filings made by such company.

For more information about Bloggerwave Inc., visit www.bloggerwaveinc.com or contact Stanley Wunderlich at (800) 625-2236 or info@cfsg1.com.

Contact:

CONTACT
Stanley Wunderlich
Consulting For Strategic Growth 1, Ltd.
880 Third Ave, 6th Floor
New York, NY 10022
Telephone: (800) 625-2236
Fax: (646) 205-7771
Email: Email Contact